                                                                   EXHIBIT 10.1

                                  ADDENDUM "G"

                                       TO

              MASSACHUSETTS INSURANCE PROCESSING SERVICE AGREEMENT

                                     BETWEEN

             CGI INFORMATION SYSTEMS & MANAGEMENT CONSULTANTS, INC.

                                     ("CGI")

                                       AND

                           COMMERCE INSURANCE COMPANY

                                   ("COMPANY")

                              DATED JANUARY 1, 2004

The parties agree that this Addendum G ("Addendum") modifies the Massachusetts Insurance Processing Service ("MIPS") dated effective January 1, 1992 between the aforementioned parties ("Agreement") and forms an integral part of the Agreement. All terms defined elsewhere in the Agreement and not otherwise defined in this Addendum "G" shall have the meanings given to them in the Agreement.

RECITAL OF FACTS:

Now, therefore, in consideration of their mutual promises and obligations, the Agreement is amended as follows:

         1. SECTION 1.1 SERVICES: is hereby deleted in its entirety and replaced with the following:

                  "CGI will provide Company, Citation Insurance Company, and automobile subsidiaries with CGI's Massachusetts Insurance Processing Service (MIPS) through its Massachusetts Automobile Systems ("Systems"), as described in Attachment 1, Statement of Services.

         2. SECTION 1.2 TERM: is deleted in its entirety and replaced with the following:

                  Regardless of when this Agreement is actually executed by the Parties, the term of this Agreement shall be from:

                      January 1, 1992 to December 31, 2009

         3. SECTION. 2.1 FEES: is deleted in its entirety and replaced with the following:

                  "Company agrees to pay CGI an annual license fee for each year this Agreement is in effect. This fee shall be billed out each year in twelve (12) equal monthly installments by the 10th of each month for the previous month's work. An additional policy processing fee per policy will be billed each month. The fee and charges that are payable by the Company for years 2004 through 2009 for the provision of MIPS, under this Agreement are explained in Attachment 1 and set out in Attachment 2. Beginning in January, 2004, Company agrees to pay an annual increase in all processing charges and fees, except for Fleet and Commercial policies, CollaborativeEdge, and Telecommunication Equipment based on the Consumer Price Index ("CPI"), as published in the Wall Street Journal as of December 31st of the previous year. The CPI adjustment for each year of increase will not be less than one percent (1%) and not to exceed four percent (4%).

                  Company agrees to pay an Annual Minimum of seventy-five percent (75%) of the prior year's fees, except in the Roll-Off term as defined in Paragraph 6.3. If Company's policy count is reduced by more than twenty-five percent (25%) in any one year, a new Annual Minimum will be mutually agreed to".

         4. SECTION 5.2 PROTECTION OF COMPANY PROPRIETARY INFORMATION: is hereby modified by deleting the existing Section 5.2 in its entirety and replacing it with a new Section 5.2 which is a Confidential Disclosure Agreement between both CGI and Company. Such Confidential Disclosure Agreement is attached and incorporated herein as Exhibit 1 and made a part of the existing Agreement and this Addendum G.

         5. SECTION 6.0 TERMINATION: is hereby deleted in its entirety and replaced with the following:

                  SECTION 6.0 TERMINATION:

                  SECTION 6.1. PROCEDURE: Either party may terminate this Agreement for failure of the other party to comply with any material terms and conditions. The terminating party must notify the other party in writing of the conditions for potential default and allow the other party thirty (30) days to correct those conditions. Failure to correct such conditions will be cause for immediate cancellation of the Agreement and payments of all amounts due through the termination effective date. If Company terminates this Agreement for any reason other than CGI's failure to comply with any material terms or conditions, the amounts still due under the full term of the Agreement shall be payable within thirty (30) days of the termination effective date except as provided in Paragraph 6.2.

                  SECTION 6.2 TERMINATION BY COMPANY: Company may not terminate this Agreement prior to December 31, 2007, except under Paragraph 6.1 above. In the event that Company terminates the Agreement after December 31, 2007, the Roll-Off period shall immediately commence upon the effective date of the

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                  termination. For purposes of this Agreement, Roll-Off shall mean a minimum of a twelve (12) month period of time in which CGI continues to provide services to the Company.

                  SECTION 6.2.1: Notwithstanding the above, Company may begin Roll-Off activities as defined herein, at any time after June 30, 2007, for personal and/or commercial processing services.

                  SECTION 6.3 ROLL-OFF SERVICES: Company must notify CGI in writing at least twelve (12) months prior to the Roll-Off term. In the first month the Roll-Off will physically commence, and the subsequent months that Company remains on the System, the annual license fee will be waived and a monthly minimum equal to one twelfth the annual license fee plus CPI will be charged in addition to the normal monthly processing charges Company incurs. If Roll-Off commences with policy effective dates between July 1, 2007 and December 31, 2007, in accordance with Section 6.2.1, there shall be a rate adjustment to the fees/charges of fifteen (15%) percent less Consumer Price Index (CPI), retroactive to January 1, 2007 and through the expiration date of the Roll-Off period. Once Roll-Off begins, expired policies associated with the Roll-Off will be retained sixty (60) days beyond the expiration date. Said policies retained for more than sixty (60) days beyond the expiration date will be charged at a rate of $0.12 per record per month. CGI activities associated with roll-off will be charged at the current time and materials rate.

                  SECTION 6.4 FLEET AND COMMERCIAL AUTOMOBILE CONTINUATION:
                  Should Company terminate Private Passenger Automobile services and opt to continue Fleet and Commercial services, CGI will continue to process Company's Fleet and Commercial business. However, the fees for this reduced service will revert to those listed on attachment 2 as of the date of termination. In such event, the annual license fee under Paragraph 2.1 shall no longer apply. However, there shall be a Commercial monthly processing fee of no less than fifteen thousand dollars ($15,000).

                  SECTION 6.5 TERMINATION FOR INSOLVENCY: Either party, CGI or Company, may, in its sole discretion, immediately terminate this Agreement with written termination notice and upon the occurrence of any of the following: (a) the making by the other party of any general assignment for the benefit of creditors; (b) the filing by or against the other party of a petition to have that party adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the other party, the same is dismissed within sixty (60)
                  days); (c) the appointment of a trustee or receiver to take possession of substantially all of the other party's assets, where possession is not restored to the other party within sixty (60) days; or (d) the attachment, execution or other judicial seizure of substantially all of the other party's assets where such seizure is not discharged within sixty (60) days.

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

                  The party that is the subject of any such insolvency action shall provide written notice to the other party of same within five (5) business days of the occurrence of the applicable insolvency action. The written termination notice provided by the terminating party shall include a reason for termination and a date by which obligations for CGI to perform shall cease.

                  The effective termination date under any of the foregoing provisions shall be the date of the occurrence of the applicable insolvency action, wherein the termination shall be retroactively effective upon expiration of any applicable sixty (60) day period stated in this section 6.5. Company shall pay CGI in accordance with the payment provisions of this Agreement for any authorized services performed and costs and expenses incurred after the effective termination date.

                  SECTION 6.5.1 CGI INSOLVENCY: If CGI is no longer able to make its service available, it then grants to Company the option to immediately license its Massachusetts Automobile Systems for a fee of $250,000. The fee is payable to CGI at the time all programs, files and documentation are turned over to Company.

         6. SECTION 8.0 WARRANTIES; by CGI is hereby modified by adding the following new section 8.3:

                  8.3 VIRUS PROTECTION: CGI shall use reasonable best efforts to prevent, through the implementation of the higher, more stringent of either: (1) industry standards; or (2) CGI's best business practices for the protection of its own data and systems and those of its best customers, its linkage and/or access to Company's systems from causing or allowing entry of any virus or any other similar contaminants, including, but not limited to, codes, commands or instructions that may be used to access, alter, damage or disable the systems, other software, information, data or other property.

         7.       ATTACHMENT (1), PART B - (DESCRIPTION OF PROCESSING SERVICES)

                  SECTION 1.1.5 PRIVATE PASSENGER FEES, Part "b." is hereby deleted in its entirety and replaced with the following:

                  "Renewal policy records may be processed on the System for up to sixty (60) days prior to scheduled renewal at no charge. However, renewal policy records stored for periods greater than sixty (60) days prior to scheduled renewal shall be charged at the policy processing fee. Expired policies will be retained sixty (60) days beyond the policy expiration date. Expired policies retained for more than sixty (60) days beyond the expiration date will be billed at the policy processing fee".

         8.       ATTACHMENT 2 - (CHARGES AND FEES): is attached herein to
                  Addendum "G".

Except as amended by this Addendum "G" to the Agreement, all other terms and conditions of the Agreement shall remain in full force and effect.

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

COMMERCE INSURANCE COMPANY

-s- Gerald Fels
______________________________
Signature

    Gerald Fels
______________________________
Name

    President, COO & CFO
______________________________
Title

    11/19/03
______________________________
Date

CGI INFORMATION SYSTEMS & MANAGEMENT CONSULTANTS, INC.

______________________________                    ______________________________
Signature                                         Signature

______________________________                    ______________________________
Name                                              Name

______________________________                    ______________________________
Title                                             Title

______________________________                    ______________________________
Date                                              Date

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                         ATTACHMENT 2 (CHARGES AND FEES)

UNDERWRITING                                        Effective: January 1, 2004
Annual License Fee                                           $  1,117,214.20

TELECOMMUNICATION EQUIPMENT

Network Access Charge,

1-120 Terminals, per month                                   $      3,600.00
121-240 Terminals, per month                                 $      3,600.00
Network Access (Lease-line)                                  $        400.00
Equipment                                                    $         65.00
Telephone Lines, requested by Company                        $   AT THEN CURRENT RATES
Other Equipment, requested by Company                        $   AT THEN CURRENT RATES

POLICY PROCESSING-PRIVATE PASSENGER AUTOMOBILE

Annual Fee, per policy,                                      $      1.489618

To include:
Five Times Weekly Processing
Rating and Issuance
Renewal Records
MRB Processing
  SDIP Processing
C.A.R. Processing
UMS Processing
Microfiche
Statistical Interface Files,
  Provisional Tapes
  SNC Lien holder Processing

FORMS
Forms fee, per policy, (Priv. Passenger)                     $       .595847

DSS
DSS, per policy fee,                                         $       .893772
(Informational Inquiry included)

TRAINING

Training rate, per day*                                      $        920.00
Training rate, per partial day                               $        500.00

*A day is defined as a period of time greater than four (4) hours.

TIME AND MATERIAL RATE

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


Labor rate, per hour**                                       $        115.00
Materials, as required                                       $   At Then Current Rates

**CPI adjustments throughout the Agreement term will not modify the labor rate to exceed the CGI "At Then Current Rate".

POLICY PROCESSING - COMMERCIAL AUTOMOBILE:

Annual Fee, per % of Direct Written Premium                  $           .95%

Policy Assembly, Direct Written Premium:

0 - 500,000                                                  $       .000125 / (monthly)
500,001 - 1,000,000                                          $       .000083 / (monthly)
over 1,000,000                                               $       .000042 / (monthly)

Laser Forms                                                  $      0.031033

RMV / UMS:
Monthly Access Fee                                           $      1,085.57

UMS Commercial Auto Fees:
Policy Processing Fee (percent of premium):
Annual fee payable monthly
Up to $10,000,000 premium volume                                         .30% of premium
$10,000,001 to $25,000,000                                               .10% of premium
$25,000,001 to $35,000,000                                               .05% of premium
$35,000,001 and over                                                     .03% of premium

CONTINGENT FLEET AND COMMERCIAL AUTO FEES

Commercial Automobile,
  up to $500,000 in Premium Volume                           $           2.0%
  from $500,001 to $1,000,000                                $           1.5%
  over $1,000,000                                            $           1.0%

POLICY PROCESSING - GARAGE AUTOMOBILE:

Annual Fee, per % of GARAGE Interm Premium                   $           .95%

Declaration Pages/Forms                                      $       .031033

COLLABORATIVEEDGE - PRIVATE PASSENGER

User Activation Fee - Per Agent Location                     $        100.00

User Fee, Monthly - Per Agent Location                       $         27.00

User Fee Monthly Cap                                         $         7,500

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

User Fee Annual Cap                                          $     90,000.00

Monthly Transaction Fees,
     Monthly Transaction Fee, if the:
     Preceding 12 months < 276,000 transactions              $          0.50
     Preceding 12 months 276,000 to 325,000 transactions     $          0.47
     Preceding 12 months > 325,000 transactions              $          0.45

Note: "Per Agent Location" includes all of the individual personal computers and/or user identification numbers which access the CollaborativeEdge product, as long as all of these machines/people are at the same physical agent location.

COLLABORATIVEEDGE - COMMERCIAL AUTOMOBILE

User Activation Fee
Agent Location Activation Fee, One Time Fee:                 $        100.00
     Per Agent Location, Company use Fee                     $         75.00*
     Per Agent Location, Agent use Fee                       $         25.00*

*Payable within the month of Agency location activation.

Monthly Agent location Fee
     Per Agent site as follows:

Number of Agent Locations Activated                 Monthly Cost Per Agent Location
-----------------------------------                 -------------------------------
1 to 100                                                     $         28
101 to 200                                                   $         20
201 to 400                                                   $          6
401 to 500                                                   $          4
501 & greater                                                $          2

Transaction Fee, Upload, each                                $        .90
(includes transactions initiated from Agency
 and Company locations).

Note: "Per Agent Location" includes all of the individual personal computers and/or user identification numbers which access the CollaborativeEdge product, as long as all of these machines/people are at the same physical agent location.

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

                                   EXHIBIT "1"

                        CONFIDENTIAL DISCLOSURE AGREEMENT

Whereas The Commerce Insurance Company and/or its subsidiaries and affiliates (hereinafter referred to collectively as "COMMERCE") desires to obtain certain processing and/or consulting services, ("SERVICES") from CGI Information Systems & Management Consultants, Inc. ("CGI") pursuant to one or more Agreements entered into by and between COMMERCE and CGI (hereinafter referred to collectively as the "AGREEMENT"); and,

Whereas, the performance of the SERVICES by CGI may require the disclosure of information by COMMERCE which is non-public, confidential and/or proprietary in nature; and,

Whereas, COMMERCE desires to assure the proper use and appropriate protection of any such information which is disclosed to CGI in furtherance of obtaining the SERVICES;

Therefore, COMMERCE and CGI agree to the following terms and conditions ("CDA") with respect to information provided by COMMERCE to CGI in performance of the SERVICES in accordance with the AGREEMENT:

1.       INFORMATION/CONFIDENTIAL INFORMATION DEFINED

In the performance of the SERVICES by CGI, COMMERCE may disclose to CGI, directly or indirectly, or CGI may access, product, systems, systems configuration, network or access data, marketing, business strategy, financial, employment, legal or other information that is non-public, confidential and/or proprietary in nature. The information may be disclosed in writing, electronic or other media, or orally. Such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by CGI, its agents or employees, which contain or otherwise reflect such information, are hereinafter referred to as the "INFORMATION." INFORMATION shall also include, but not be limited to, any of COMMERCE'S non-public personally identifiable customer or consumer information ("CUSTOMER/CONSUMER INFORMATION") as the same is defined by applicable federal and/or state statutes and regulations.

Any INFORMATION that is disclosed by COMMERCE to CGI under the provisions of this CDA shall be deemed confidential except: (1) as otherwise specifically identified by COMMERCE in writing; (2) where received free of restriction from another source having the right to so furnish such information; (3) after it has become generally available to the public other than as a result of an unauthorized disclosure by CGI or its agents or employees; (4) INFORMATION which was in the rightful possession of CGI prior to execution of this Agreement; and,
(5) where disclosure is compelled by operation of law.

2.       CGI'S OBLIGATIONS

CGI shall: (1) restrict permitted disclosure of the INFORMATION solely to those of its agents or employees with a need to know, and not disclose INFORMATION to any other individuals; (2) advise all agents, employees or subcontractors who receive the INFORMATION of the obligation of confidentiality hereunder and require appropriate non-disclosure assurances from such agents, employees or subcontractors; (3) not reproduce or copy the INFORMATION, except as necessary to effectuate the purposes provided for in the AGREEMENT or this CDA; (4) use the INFORMATION solely for the purposes of performing in accordance with the AGREEMENT and this CDA and in accordance with all applicable federal and state laws and statutes; (5) use, disclose or re-disclose any CUSTOMER/CONSUMER INFORMATION only in accordance with applicable federal and/or state statutes and regulations; and (6) immediately return to COMMERCE all written or recorded materials containing INFORMATION, together with any copies thereof upon the request of COMMERCE or upon the termination of the CDA, whichever occurs first.

In the event that CGI determines that it may be subject to a subpoena or other validly issued administrative or judicial process requiring or requesting disclosure of any of the INFORMATION to a third party, CGI agrees to provide COMMERCE with as much notice as reasonably possible to allow COMMERCE to seek appropriate relief from the required or requested disclosure.

3.       OWNERSHIP OF INFORMATION

COMMERCE shall have sole and exclusive ownership of all right, title and interest in and to the INFORMATION, including ownership of all copyrights and trade secrets pertaining thereto, subject only to the rights and privileges expressly granted by it.

4.       TERM AND TERMINATION OF OBLIGATIONS

This CDA shall terminate upon termination of the AGREEMENT. Following termination of this CDA and the proper return of all INFORMATION, the confidentiality obligations set forth herein shall continue in effect for a period of three (3) years, except that confidentiality obligations with respect to any technical INFORMATION which constitutes a trade secret shall continue in effect for so long as the INFORMATION remains a trade secret, the provisions hereof regarding ownership shall continue in effect for so long as necessary to give full effect thereto, and all CUSTOMER/CONSUMER INFORMATION shall remain confidential without limitation.

5.       REMEDIES FOR BREACH

CGI agrees that, in the event of any breach of any provision hereof, COMMERCE will not have an adequate remedy in money or damages, and shall be entitled to obtain injunctive relief in any court of competent jurisdiction without the necessity of posting a bond, even if otherwise normally required. Such injunctive relief will in no way limit COMMERCE's right to obtain other remedies available under applicable law.

6.       AUTHORITY OF PARTIES/WAIVER/ENTIRE AGREEMENT

COMMERCE and CGI warrant that each is empowered to make and enter into this CDA and that performance hereunder will not conflict with other obligations of either party.

Any failure by COMMERCE to enforce any rights under this CDA shall not be construed as a waiver of such rights, nor shall a waive in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

This CDA contains the entire understanding between the parties regarding the subject matter hereof, and may not be altered, modified or amended in any manner except in writing signed by both parties. To the extent that any of the provisions in the CDA conflicts with any other agreement, the terms of this CDA shall supersede and control. This CDA shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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